Exhibit 99.1
[LOGO OF CARDIMA
APPEARS HERE]

COMPANY CONTACT:	INVESTOR CONTACTS:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.
Ronald E. Bourquin	Bruce Voss (bvoss@lhai.com)
Senior Vice President, Chief Financial Officer	Jody Cain (jcain@lhai.com)
(510) 354-0300	(310) 691-7100
www.cardima.com	www.lhai.com

FOR IMMEDIATE RELEASE

CARDIMA COMPLETES $4.9 MILLION PRIVATE PLACEMENT

FREMONT, Calif. (August 6, 2002)—Cardima®, Inc. (Nasdaq SC: CRDM)—developer of the REVELATION® Tx and REVELATION® Helix microcatheter systems for treating atrial fibrillation (AF)—announced the completion of a private placement of 6,788,325 shares of newly issued Common Stock to select institutional and other accredited investors at a price of $0.72 per share, the average closing price of the Common Stock for the five trading days ending August 2, 2002, the last trading day before the closing. The private placement included the issuance of warrants to purchase up to an aggregate of 2,036,491 shares of Common Stock at an exercise price of $0.90, which are redeemable upon certain events. Net proceeds to the Company were approximately $4.5 million.

The Company has agreed to register for resale the Common Stock issued in this private placement, including the shares of Common Stock underlying the warrants.

“The closing of this financing in a difficult market environment demonstrates the confidence investors have in Cardima and in our planned pre-market approval application, or PMA, for the REVELATION® Tx,” commented Gabriel Vegh, chief executive officer of Cardima. “As we have stated previously, we plan to submit our PMA to the U.S. Food and Drug Administration in the current quarter. We believe that this additional support expressed by the financial community further acknowledges our efforts, and allows us to continue our focus on the submission of the PMA and the necessary steps to complete the approval process.”

Cardima, Inc. developed the linear ablation REVELATION® Tx system for treating atrial fibrillation. Since atrial fibrillation afflicts an estimated 2 million people in the United States and approximately 4.5 million people worldwide, the Company believes it is a potential $6 billion market that is poorly served by current treatment alternatives. The REVELATION® Tx microcatheter system is a minimally invasive, single-use system with the potential of curing atrial fibrillation, and is believed by the Company to be at least two years ahead of other development-stage ablation therapies in the approval process. Phase I and II data with the REVELATION® Tx microcatheter system have demonstrated safety and promising efficacy. The Company is targeting FDA approval for the REVELATION® Tx by the end of calendar year 2002. The Company’s REVELATION® Helix received CE mark approval in December 2001 with initial market launch in the European Union in the first quarter of 2002.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, conduct successful clinical trials, obtain regulatory approvals and gain acceptance from the marketplace for its products. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on April 1, 2002 and the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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